Exhibit 99.2

CONSENT OF ROBERT A. STANGER & CO., INC.

Special Committee of the Board of Directors
Resource Real Estate Opportunity REIT, Inc.
1845 Walnut Street, 17th Floor
Philadelphia, Pennsylvania 19103

Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated September 8, 2020, to the Special Committee of the Board of Directors of Resource Real Estate Opportunity REIT, Inc. (“REIT I”) as Annex C to, and reference to such opinion letter in, the proxy statement/prospectus relating to the proposed merger involving REIT I, Resource Real Estate Opportunity REIT II, Inc. (“REIT II”) and a wholly owned subsidiary of REIT II, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of REIT II filed on October 20, 2020 (the “Registration Statement”). Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the Registration Statement) or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Robert A. Stanger & Co., Inc.

Robert A. Stanger & Co., Inc.